Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
July 30, 2007
OLD NATIONAL REPORTS SECOND-QUARTER EARNINGS OF
$19.6 MILLION, OR $.30 PER SHARE, UP 87.5% OVER FIRST-
QUARTER EARNINGS PER SHARE;
•	STRONG IMPROVEMENT IN CREDIT QUALITY METRICS

•	EXPANSION OF NET INTEREST MARGIN
Contacts:

Financial Community:	Media:
Lynell J. Walton — (812) 464-1366	Kathy A. Schoettlin — (812) 465-7269
Vice President — Investor Relations	Vice President — Public Relations
Second-Quarter vs. First-Quarter Highlights:
•	Classified and criticized loans decline 20.8% and 8.2%, respectively

•	Nonaccrual loans decline 3.1%

•	Net interest margin expands 20 basis points

•	End of period commercial loans increase 3.0%

•	Total fees, service charges and other revenue increase 7.7%
Old National Bancorp (NYSE: ONB) today announced second-quarter net income of $19.6 million, or $.30 per share, up significantly from the $.16 per share earned in the first quarter of the year and unchanged from the $.30 per share earned in the second quarter of 2006. The first quarter of 2007 contained pre-tax charges totaling $7.7 million, or approximately $.08 on an after-tax per share basis. These charges related to the execution of various strategic initiatives undertaken by the Company. The second quarter of 2006 included $3.2 million of favorable incentive and benefits adjustments.
“We are pleased to see the positive trends resulting from our first-quarter initiatives,” stated President and CEO Bob Jones. “Our margin increased by 20 basis points, expenses were well contained and our credit quality metrics improved significantly. In addition, we experienced growth in both our commercial and consumer loan portfolios. Our long-term value-driven strategies are producing positive results.”
Strategic Imperatives
Old National is guided by three strategic imperatives that are critical in establishing the Company’s presence as a high-performing financial institution:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.

Strengthen the Risk Profile
Old National’s improved credit administration practices continued to yield marked improvements in key credit quality metrics as outlined in the table below:

($ in millions)	2003	2004	2005	2006	1Q07	2Q07
Classified Loans	$343.9	$192.2	$136.6	$153.2	$166.4	$131.8
Special Mention Loans	$215.7	$148.1	$83.2	$119.8	$97.8	$89.8
Non-Performing Loans	$104.6	$54.9	$55.6	$41.6	$60.5	$58.5
Net charge-offs also declined from the first quarter, at $3.8 million, or an annualized .31% of total average loans for the second quarter of 2007, compared to $4.6 million, or .38% on an annualized basis, for the first quarter of 2007. Included in second-quarter charge-offs were $1.1 million of write-downs taken in connection with loan sales. These loan sales consisted mainly of commercial real estate loans which totaled $5.7 million.
As a result of the continued improvement in the Company’s credit quality metrics, Old National recorded no provision for loan losses during the second quarter, compared to the $2.4 million and $3.5 million recorded for the first quarter of 2007 and the second quarter of 2006, respectively. The year-to-date provision totaled $2.4 million and compared favorably to the $7.0 million recorded for the first six months of 2006.
The reserve for loan losses at June 30, 2007, was $67.5 million, or 1.38% of total loans. This compared to a reserve of $71.3 million, or 1.46% of total loans, and $76.4 million, or 1.57% of total loans, at March 31, 2007, and June 30, 2006, respectively.
“We are extremely pleased with the reduction in problem credits during the quarter and a net charge-off ratio close to our targeted range of 25 to 30 basis points,” stated Chief Credit Officer Daryl Moore. “At this point, we anticipate on-going improvement in credit quality metrics throughout the year as we continue to strengthen the risk profile of the Company through both the active management of existing risk in our loan portfolios, as well as the application of consistent, disciplined credit underwriting standards to our new loan originations.
Moore continued, “With respect to those segments of greatest concern in the markets today, it is important to note that, in the second quarter of 2004 we reduced our exposure in the residential real estate sector with the bulk sale of almost half of our residential real estate portfolio and have managed on-going risk in this area by selling into the secondary market the great majority of our originations since that time. In addition, Old National does not operate a subprime lending operation and therefore has minimal exposure in that area.”
Enhance Management Discipline
Capital Management
Old National repurchased .2 million shares of common stock in the second quarter of this year compared to none in the first quarter. In December 2005, the board approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008. As of June 30, 2007, the Company has 4.3 million shares available for repurchase under this three-year authorization.

Expense Management
Noninterest expenses for the second quarter were $68.4 million compared to $71.8 million and $63.7 million reported for the first quarter of 2007 and the second quarter of 2006, respectively. The decline from the first quarter of 2007 was largely attributable to the $4.0 million of charges incurred in conjunction with the strategic initiatives undertaken by the Company in the first quarter. Partially offsetting this decrease were the noninterest expenses associated with the newly acquired St. Joseph Capital Corporation, which were $.8 million in the first quarter and $1.4 million in the second quarter of this year.
Year over year, noninterest expenses are higher due to the $3.2 million in favorable incentive and benefits adjustments recorded in the second quarter of 2006 along with the addition of St. Joseph.
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total commercial loans and leases increased 3.0% from $1.667 billion at March 31, 2007, to $1.717 billion at June 30, 2007. The Company also saw a 1.0% increase in consumer loans from $1.199 billion at March 31, 2007, to $1.212 billion at June 30, 2007. The Company’s cautious approach to the commercial real estate sector continued to drive down the outstandings in that segment of the portfolio with a 5.1% decline from March 31, 2007, levels.
Total investments at June 30, 2007, were $2.283 billion, down $347.2 million from March 31, 2007, levels. This change, which is consistent with the Company’s intention to reduce its investment portfolio assets, was almost entirely attributable to the $324.9 million decline in federal funds sold during the second quarter. The investment portfolio declined to 28.6% of total assets at June 30, 2007, compared to 31.6% at the end of the first quarter.
Total core deposits totaled $5.901 billion at June 30, 2007, down $392.4 million from the $6.294 billion at March 31, 2007. Importantly, the average interest rate on savings accounts declined from 2.35% in the first quarter to 2.29% in the second quarter, and the average rate on money market accounts declined from 3.55% to 3.31% during the same period.
On a fully tax equivalent basis, net interest income during the second quarter of 2007 was $58.6 million and represented a net interest margin on total average earning assets of 3.20%. This compared to $56.0 million and a margin of just 3.00% for the first quarter of 2007. Six basis points of the expansion in the margin was attributable to a $1.0 million interest recovery on a commercial real estate loan during the second quarter.
“Net interest income and net interest margin both increased in the second quarter primarily as a result of our effort to reduce high-cost deposits,” noted Chris Wolking, Chief Financial Officer. “Our margin also benefited from the balance sheet restructuring undertaken by the Company in the first quarter.”
Fees, Service Charges and Other Revenue
Old National reported total fees, service charges and other revenue of $39.0 million for the second quarter of 2007, a $2.8 million increase from the first quarter of 2007 and a $2.6 million increase from the second quarter of last year. The first quarter of 2007 contained charges of $1.2 million relating to the extinguishment of debt. The first quarter also contained $1.2 million in seasonal commission adjustments, or contingency income, from the insurance business compared to just $.2 million received in the second quarter of this year.

The second quarter of 2007 contained an increase of $1.0 million in service charges on deposit accounts, an additional $.5 million in property and casualty commissions for the insurance line of business as well as an additional $.4 million in gain on sales of OREO property.
About Old National
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.0 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, July 30, 2007, to discuss second-quarter 2007 financial results, strategic developments, and the Company’s earnings outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on July 30 through August 13. To access the replay, dial 1-800-642-1687, conference code 6068328.
Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plan, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, significant changes in accounting, tax or regulatory practices or requirements, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2007	2006	Change	% Change
Income Data:
Net Interest Income (FTE)	$58,593	$59,620	$(1,027)	(1.7)
Fees, Service Charges and Other Revenues	38,969	36,347	2,622	7.2
Securities Gains (Losses)	(24)	55	(79)	(143.6)
Derivative Gains (Losses)	(206)	405	(611)	(150.9)
Total Revenue (FTE)	97,332	96,427	905	.9
Provision for Loan Losses	—	3,500	(3,500)	(100.0)
Noninterest Expense	68,434	63,690	4,744	7.4
Income before Taxes	28,898	29,237	(339)	(1.2)
Provision for Taxes (FTE)	9,347	9,050	297	3.3
Net Income	19,551	20,187	(636)	(3.2)

Per Share Data: (Diluted) (a)
Net Income	.30	.30	—	—
Average Diluted Shares Outstanding	65,804	66,353	(549)	(.8)
Book Value	9.45	9.24	.21	2.3
Stock Price	16.61	19.97	(3.36)	(16.8)

Performance Ratios:
Return on Average Assets	.96%	.97%	(.01)%	(1.0)
Return on Average Equity (b)	12.30	12.82	(.52)	(4.1)
Net Interest Margin (FTE)	3.20	3.18	.02	.6
Other Expense to Revenue (Efficiency Ratio)	70.31	66.05	4.26	6.4
Net Charge-offs to Average Loans (c)	.31	.33	(.02)	(6.1)
Reserve for Loan Losses to Ending Loans (c)	1.38	1.57	(.19)	(12.1)
Non-Performing Loans to Ending Loans (c)	1.20	1.06	.14	13.2

Balance Sheet:
Average Assets	$8,119,015	$8,296,947	$(177,932)	(2.1)
End of Period Balances:
Assets	7,987,742	8,306,497	(318,755)	(3.8)
Investments (Including Money Market Investments)	2,283,427	2,590,072	(306,645)	(11.8)
Commercial Loans	1,717,162	1,634,471	82,691	5.1
Commercial Real Estate Loans	1,379,391	1,468,478	(89,087)	(6.1)
Consumer Loans	1,211,694	1,248,898	(37,204)	(3.0)
Residential Real Estate Loans	545,275	500,002	45,273	9.1
Residential Real Estate Loans Held for Sale	19,599	24,083	(4,484)	(18.6)
Earning Assets	7,156,548	7,466,004	(309,456)	(4.1)
Core Deposits (Excluding Brokered CDs)	5,901,153	5,872,250	28,903	.5
Borrowed Funds (Including Brokered CDs)	1,345,938	1,690,432	(344,494)	(20.4)
Shareholders’ Equity	625,582	614,664	10,918	1.8

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $635,814 and $629,991, respectively, for 2007 and 2006.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30,	March 31,
(FTE) Fully taxable equivalent basis.	2007	2007	Change	% Change
Income Data:
Net Interest Income (FTE)	$58,593	$56,031	$2,562	4.6
Fees, Service Charges and Other Revenues	38,969	36,176	2,793	7.7
Securities Gains (Losses)	(24)	(2,667)	2,643	99.1
Derivative Gains (Losses)	(206)	14	(220)	N/M
Total Revenue (FTE)	97,332	89,554	7,778	8.7
Provision for Loan Losses	—	2,445	(2,445)	(100.0)
Noninterest Expense	68,434	71,799	(3,365)	(4.7)
Income before Taxes	28,898	15,310	13,588	88.8
Provision for Taxes (FTE)	9,347	4,520	4,827	106.8
Net Income	19,551	10,790	8,761	81.2

Per Share Data: (Diluted) (a)
Net Income	.30	.16	.14	87.5
Average Diluted Shares Outstanding	65,804	65,863	(59)	(.1)
Book Value	9.45	9.65	(.20)	(2.1)
Stock Price	16.61	18.18	(1.57)	(8.6)

Performance Ratios:
Return on Average Assets	.96%	.52%	.44%	84.6
Return on Average Equity (b)	12.30	6.74	5.56	82.5
Net Interest Margin (FTE)	3.20	3.00	.20	6.7
Other Expense to Revenue (Efficiency Ratio)	70.31	80.17	(9.86)	(12.3)
Net Charge-offs to Average Loans (c)	.31	.38	(.07)	(18.4)
Reserve for Loan Losses to Ending Loans (c)	1.38	1.46	(.08)	(5.5)
Non-Performing Loans to Ending Loans (c)	1.20	1.23	(.03)	(2.4)

Balance Sheet:
Average Assets	$8,119,015	$8,241,355	$(122,340)	(1.5)
End of Period Balances:
Assets	7,987,742	8,331,644	(343,902)	(4.1)
Investments (Including Money Market Investments)	2,283,427	2,630,668	(347,241)	(13.2)
Commercial Loans	1,717,162	1,667,194	49,968	3.0
Commercial Real Estate Loans	1,379,391	1,454,150	(74,759)	(5.1)
Consumer Loans	1,211,694	1,199,108	12,586	1.0
Residential Real Estate Loans	545,275	560,780	(15,505)	(2.8)
Residential Real Estate Loans Held for Sale	19,599	18,976	623	3.3
Earning Assets	7,156,548	7,530,876	(374,328)	(5.0)
Core Deposits (Excluding Brokered CDs)	5,901,153	6,293,562	(392,409)	(6.2)
Borrowed Funds (Including Brokered CDs)	1,345,938	1,289,613	56,325	4.4
Shareholders’ Equity	625,582	640,671	(15,089)	(2.4)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $635,814 and $639,968, respectively, for June 30 2007, and March 31, 2007.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Six-Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2007	2006	Change	% Change
Income Data:
Net Interest Income (FTE)	$114,624	$119,108	$(4,484)	(3.8)
Fees, Service Charges and Other Revenues	75,145	77,748	(2,603)	(3.3)
Securities Gains (Losses)	(2,691)	(92)	(2,599)	N/M
Derivative Gains (Losses)	(192)	2,020	(2,212)	(109.5)
Total Revenue (FTE)	186,886	198,784	(11,898)	(6.0)
Provision for Loan Losses	2,445	7,000	(4,555)	(65.1)
Noninterest Expense	140,233	132,177	8,056	6.1
Income before Taxes	44,208	59,607	(15,399)	(25.8)
Provision for Taxes (FTE)	13,867	18,751	(4,884)	(26.0)
Net Income	30,341	40,856	(10,515)	(25.7)

Per Share Data: (Diluted) (a)
Net Income	.46	.61	(.15)	(24.6)
Average Diluted Shares Outstanding	65,836	66,719	(883)	(1.3)
Book Value	9.45	9.24	.21	2.3
Stock Price	16.61	19.97	(3.36)	(16.8)

Performance Ratios:
Return on Average Assets	.74%	.99%	(.25)%	(25.3)
Return on Average Equity (b)	9.51	12.75	(3.24)	(25.4)
Net Interest Margin (FTE)	3.10	3.18	(.08)	(2.5)
Other Expense to Revenue (Efficiency Ratio)	75.04	66.49	8.55	12.9
Net Charge-offs to Average Loans (c)	.35	.39	(.04)	(10.3)
Reserve for Loan Losses to Ending Loans (c)	1.38	1.57	(.19)	(12.1)
Non-Performing Loans to Ending Loans (c)	1.20	1.06	.14	13.2

Balance Sheet:
Average Assets	$8,180,185	$8,293,329	$(113,144)	(1.4)
End of Period Balances:
Assets	7,987,742	8,306,497	(318,755)	(3.8)
Investments (Including Money Market Investments)	2,283,427	2,590,072	(306,645)	(11.8)
Commercial Loans	1,717,162	1,634,471	82,691	5.1
Commercial Real Estate Loans	1,379,391	1,468,478	(89,087)	(6.1)
Consumer Loans	1,211,694	1,248,898	(37,204)	(3.0)
Residential Real Estate Loans	545,275	500,002	45,273	9.1
Residential Real Estate Loans Held for Sale	19,599	24,083	(4,484)	(18.6)
Earning Assets	7,156,548	7,466,004	(309,456)	(4.1)
Core Deposits (Excluding Brokered CDs)	5,901,153	5,872,250	28,903	.5
Borrowed Funds (Including Brokered CDs)	1,345,938	1,690,432	(344,494)	(20.4)
Shareholders’ Equity	625,582	614,664	10,918	1.8

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $637,891 and $640,888, respectively, for 2007 and 2006.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.